Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ALBANY INTERNATIONAL ANNOUNCES REDEMPTION

OF 2.25% CONVERTIBLE SENIOR NOTES

Rochester, New Hampshire, January 25, 2013 – Albany International Corp (NYSE: AIN) today announced that it is exercising its option to redeem all remaining outstanding 2.25% Convertible Senior Notes due 2026 (the “Notes”), of which an aggregate of $28.437 million in principal amount is outstanding. The redemption date will be March 15, 2013. The Notes will be redeemed at a price of 100% of the principal amount thereof, plus accrued and unpaid interest, including additional interest, if any, to the redemption date. The amount of interest that will be payable with respect to the Notes on the redemption date is $11.25 per $1,000 principal amount of the Notes.

If the trustee for the Notes (acting as Paying Agent) holds money sufficient to redeem on the redemption date all the Notes, then on and after the redemption date (i) such Notes will cease to be outstanding, (ii) interest, including additional interest, if any, will cease to accrue, and (iii) all other rights of the holders of such Notes will terminate (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the trustee) other than the right to receive the redemption price upon delivery of the Notes.

Payment of the redemption price and surrender of the Notes for redemption will be made through the facilities of and in accordance with the procedures of The Depository Trust Company. Notes must be surrendered to the trustee for the Notes (as Paying Agent) to collect the Redemption Price.

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In lieu of redemption, Notes may be converted at any time before the close of business on the second Business Day immediately prior to the Redemption Date (i.e., 5:00 p.m., New York City time, on March 13, 2013). The current conversion rate of the Notes is 23.2078 shares of the Company’s Class A Common Stock per $1,000 principal amount of Notes. Any holder wishing to convert his or her Notes must satisfy the requirements for conversion set forth in the Notes and the indenture relating thereto. Notes surrendered for conversion will be settled in cash (and, if applicable, shares) in accordance with the provisions of the Notes and the indenture related thereto.

The trustee serves as the Paying Agent and Conversion Agent under the indenture with respect to the Notes. The address of the Trustee is as follows:

First Class, Certified
and Registered Mail:	The Bank of New York Mellon
Global Corporate Trust
P.O. Box 396
East Syracuse, NY 13057

Express Delivery:	The Bank of New York Mellon
Global Corporate Trust
111 Sanders Creek Parkway
East Syracuse, NY 13057

Hand Delivery:	The Bank of New York Mellon
Global Corporate Trust
Corporate Trust Window
101 Barclay Street, 1st Floor East
New York, NY 10286

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About Albany International

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 18 plants in 11 countries, employs 4,300 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Contacts:

Investors:	Media:
John Cozzolino	Susan Siegel
518-445-2281	603-330-5866
john.cozzolino@albint.com	susan.siegel@albint.com

Kekst and Company for Albany International
Michael Herley
212-521-4897
michael-herley@kekst.com

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